Exhibit 2.1

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

AGREEMENT AND PLAN OF MERGER

by and among

COMPASS DIGITAL ACQUISITION CORP.,

as the Purchaser,

TITAN HOLDINGS CORP.,
as Pubco,

TITAN SPAC MERGER SUB CORP.,

as Purchaser Merger Sub,

TITAN MERGER SUB INC.,

as Company Merger Sub,

and

KEY MINING CORP.,
as the Company,

Dated as of January 6, 2026

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3.20.	Independent Investigation.	18
3.21.	Information Supplied.	18
3.22.	Trust Account.	18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, PUBCO AND THE MERGER SUBS		19

4.1.	Organization and Standing.	19
4.2.	Authorization; Binding Agreement.	19
4.3.	Governmental Approvals.	19
4.4.	Non-Contravention.	20
4.5.	Capitalization.	20
4.6.	Ownership of Exchange Shares.	20
4.7.	Pubco and Merger Sub Activities.	20
4.8.	Finders and Brokers.	20
4.9.	Investment Company Act.	21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21

5.1.	Organization and Standing.	21
5.2.	Authorization; Binding Agreement.	21
5.3.	Capitalization.	22
5.4.	Subsidiaries.	23
5.5.	Governmental Approvals.	23
5.6.	Non-Contravention.	23
5.7.	Financial Statements.	24
5.8.	Absence of Certain Changes.	25
5.9.	Compliance with Laws.	25
5.10.	Company Permits.	25
5.11.	Litigation.	25
5.12.	Material Contracts.	26
5.13.	Intellectual Property.	27
5.14.	Taxes and Returns.	29
5.15.	Real Property.	30
5.16.	Personal Property.	31
5.17.	Title to and Sufficiency of Assets.	31
5.18.	Employee Matters.	32
5.19.	Benefit Plans.	32
5.20.	Environmental Matters.	32
5.21.	Mining; Desalination.	34
5.22.	Transactions with Related Persons.	35
5.23.	Insurance.	35
5.24.	Books and Records.	36
5.25.	Certain Business Practices.	36
5.26.	Investment Company Act.	36
5.27.	Finders and Brokers.	36
5.28.	Independent Investigation.	36
5.29.	Information Supplied.	37

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ARTICLE VI COVENANTS		37

6.1.	Access and Information.	37
6.2.	Conduct of Business of the Company.	38
6.3.	Conduct of Business of the Purchaser.	41
6.4.	Annual and Interim Financial Statements.	43
6.5.	Purchaser Public Filings.	44
6.6.	No Solicitation.	44
6.7.	No Trading.	45
6.8.	Notification of Certain Matters.	45
6.9.	Efforts.	45
6.10.	Tax Matters.	47
6.11.	Transfer Taxes.	47
6.12.	Further Assurances.	47
6.13.	The Registration Statement.	48
6.14.	Required Company Stockholder Approval.	49
6.15.	Public Announcements.	49
6.16.	Confidential Information.	50
6.17.	Post-Closing Board of Directors and Executive Officers.	51
6.18.	Indemnification of Directors and Officers; Tail Insurance.	52
6.19.	Trust Account Proceeds.	52
6.20.	Pubco Incentive Equity Plan.	52
6.21.	Employment Agreements.	53
6.22.	Transaction Financing.	53
6.23.	Insider Letter Amendment Joinders.	53
6.24.	Polar Subscription Agreement.	53

ARTICLE VII CLOSING CONDITIONS		54

7.1.	Conditions to Each Party’s Obligations.	54
7.2.	Conditions to Obligations of the Company.	55
7.3.	Conditions to Obligations of the Purchaser.	56
7.4.	Frustration of Conditions.	57

ARTICLE VIII TERMINATION AND EXPENSES		58

8.1.	Termination.	58
8.2.	Effect of Termination.	59
8.3.	Fees and Expenses.	60

ARTICLE IX WAIVERS AND RELEASES		60

9.1.	Waiver of Claims Against Trust.	60

ARTICLE X MISCELLANEOUS		61

10.1.	Non-Survival of Representations and Warranties and Agreements.	61
10.2.	Notices.	61
10.3.	Binding Effect; Assignment.	62
10.4.	Third Parties.	62
10.5.	Governing Law; Jurisdiction.	63
10.6.	WAIVER OF JURY TRIAL.	63
10.7.	Specific Performance.	63

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10.8.	Severability.	63
10.9.	Amendment.	64
10.10.	Waiver.	64
10.11.	Entire Agreement.	64
10.12.	Interpretation.	64
10.13.	Counterparts.	65
10.14.	Legal Representation.	65

ARTICLE XI DEFINITIONS		66

11.1.	Certain Definitions.	66
11.2.	Section References.	77

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Voting Agreement
Exhibit B	Sponsor Letter Agreement
Exhibit C	Insider Letter Amendment
Exhibit D	Form of Seller Registration Rights Agreement
Exhibit E	Form of Founder Registration Rights Agreement Amendment
Exhibit F	Form of Amended Pubco Organizational Documents

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of January 6, 2026, by and among (i) Compass Digital Acquisition Corp., a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) Titan Holdings Corp., a Delaware corporation and a direct wholly owned subsidiary of the Purchaser (“Pubco”), (iii) Titan SPAC Merger Sub Corp., a Cayman Islands exempted company and a direct wholly owned subsidiary of Pubco (“Purchaser Merger Sub”), (iv) Titan Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Pubco (“Company Merger Sub”, and, together with Purchaser Merger Sub, the “Merger Subs,” and the Merger Subs collectively with the Purchaser and Pubco, the “Purchaser Parties”), and (v) Key Mining Corp., a Delaware corporation (the “Company”). The Purchaser, Pubco, the Merger Subs and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. Pubco is a newly incorporated Delaware corporation that is wholly-owned by the Purchaser, and Pubco owns all of the issued and outstanding equity interests of Purchaser Merger Sub and Company Merger Sub, each of which is a newly organized entity formed for the sole purpose of effecting the Mergers (as defined below).

B. Upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which (i) Purchaser Merger Sub will merge with and into the Purchaser, with the Purchaser continuing as the surviving entity (the “Purchaser Merger”), and with holders of ordinary shares of the Purchaser receiving shares of common stock of Pubco, (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger,” and together with the Purchaser Merger, the “Mergers”), and with holders of common stock of the Company receiving shares of common stock of Pubco, holders of Company Options (as defined below) having their Company Options assumed by Pubco and with such Company Options being replaced by Assumed Options (as defined below) and holders of Company Warrants (as defined below) having their Company Warrants assumed by Pubco and with such Company Warrants being replaced by Assumed Warrants (as defined below), (iii) as a result of the Mergers, the Purchaser and the Company will become direct wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company, and (iv) following the Purchaser Merger, the Purchaser will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware and domesticate as a Delaware corporation (the “Domestication”) pursuant to and in accordance with Section 388 of the Delaware General Corporation Law (as amended, the “DGCL”) and Part XII of the Companies Act (Revised) of the Cayman Islands (the “Companies Act”);.

C. The board of directors of the Company has unanimously (i) determined that the Company Merger is fair, advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Company Merger, and the performance by the Company of its obligations hereunder, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Company Merger;

D. The boards of directors of Pubco, the Purchaser and the Merger Subs have each (i) determined that the Mergers are fair, advisable and in the best interests of their respective companies and equityholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Mergers and the Purchaser Plan of Merger (as defined below), and the performance by each such Party of its obligations hereunder, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective equityholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Mergers;

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E. The Purchaser has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and certain holders of Company Common Stock (as defined herein), pursuant to which, among other things, each such holder has agreed to vote in favor of this Agreement and the Company Merger, on the terms and subject to the conditions set forth in the Voting Agreements;

F. Simultaneously with the execution and delivery of this Agreement, HCG Opportunity, LLC, a Delaware limited liability company (the “Sponsor”), the Company and the Purchaser have entered into a letter agreement, the form of which is attached as Exhibit B hereto (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to (i) vote in favor of this Agreement and the transactions contemplated hereby (including the Mergers), (ii) to waive certain of its anti-dilution protection on its Founder Shares, and (iii) convert at the Closing certain of its loans made to the Purchaser prior to the Closing into Pubco Common Stock at $10.00 per share, all on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

G. Simultaneously with the execution and delivery of this Agreement, the Purchaser, Pubco, the Company and the Sponsor have entered into an amendment to the Insider Letter (as defined below), a copy of which is attached as Exhibit C hereto (the “Insider Letter Amendment”), pursuant to which (i) at the Closing, Pubco shall assume and be assigned the rights and obligations of the Purchaser under the Insider Letter, and (ii) there will be no post-Closing lock-up with respect to any Pubco Securities owed by any SPAC Insider (as defined below) party thereto;

H. Simultaneously with the Closing, Pubco and the Insider Sellers will execute and deliver a Registration Rights Agreement, in substantially the form attached as Exhibit D hereto (the “Seller Registration Rights Agreement”), which Registration Rights Agreement will provide the Insider Sellers party thereto substantially the same priorities and registration rights as the Sponsor and other “Holder” parties under the Founder Registration Rights Agreement (as amended by the Founder Registration Rights Agreement Amendment), and which Seller Registration Rights Agreement will become effective as of the Closing;

I. Simultaneously with the Closing, Pubco, the Purchaser, the Sponsor and the other “Holders” under the Founder Registration Rights Agreement and the Purchaser NRA Holders will execute and deliver an amendment to the Founder Registration Rights Agreement, in substantially the form attached as Exhibit E hereto (the “Founder Registration Rights Agreement Amendment”), to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities and pursuant to which the Sponsor and the other “Holder” parties thereto will have substantially the same priorities and registration rights as the Insider Sellers under the Seller Registration Rights Agreement, and which Founder Registration Rights Agreement Amendment will become effective as of the Closing; and

J. Each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (b) the Mergers shall, collectively, constitute an exchange governed by the provisions of Section 351 of the Code (clauses (a)-(b), the “Intended Tax Treatment”).

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NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants, and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
MERGER

1.1. The Purchaser Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of Companies Act and other applicable Law, Purchaser Merger Sub and the Purchaser shall consummate the Purchaser Merger, pursuant to which Purchaser Merger Sub shall be merged with and into the Purchaser, following which the separate corporate existence of Purchaser Merger Sub shall cease to exist, Purchaser Merger Sub will be struck off the Register of Companies in the Cayman Islands, and Purchaser shall continue as the surviving company (within the meaning of the Companies Act) in the Purchaser Merger in accordance with the Purchaser Plan of Merger and the Companies Act. The Purchaser as the surviving company after the Purchaser Merger is hereinafter sometimes referred to as “Purchaser Surviving Corporation” (provided, that references to the Purchaser for periods after the Effective Time shall include Purchaser Surviving Corporation). As a result of the Purchaser Merger, the Purchaser Surviving Corporation will become a wholly-owned subsidiary of Pubco.

1.2. The Company Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving corporation in the Company Merger. The Company as the surviving corporation after the Company Merger is hereinafter sometimes referred to as “Company Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include Company Surviving Corporation), and together with Purchaser Surviving Corporation, the “Surviving Corporations” (provided, that notwithstanding the Company Merger, the Company will not be included within the meaning of the term Purchaser Parties for purposes of this Agreement). As a result of the Company Merger, the Company Surviving Corporation will become a wholly-owned subsidiary of Pubco.

1.3. Effective Time. Subject to the conditions of this Agreement, the Parties shall cause (i) the Purchaser Merger to be consummated by filing a plan of merger together with such other documents as may be required in accordance with the applicable provisions of the Companies Act in form and substance reasonably acceptable to the Company and the Purchaser (the “Purchaser Plan of Merger”) with the Cayman Islands Registrar in accordance with the applicable provisions of the Companies Act, and (ii) cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and the Purchaser and executed by the Company and Company Merger Sub (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, with each of the Mergers to be consummated and effective simultaneously at 5:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and the Purchaser and specified in each of the Purchaser Plan of Merger and the Company Certificate of Merger (the “Effective Time”).

1.4. Effect of the Merger. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement, the Purchaser Plan of Merger, the Company Certificate of Merger and the applicable provisions of the DGCL, the Companies Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of Purchaser Merger Sub and Company Merger Sub shall vest in Purchaser Surviving Corporation and Company Surviving Corporation, respectively, and all debts, liabilities, obligations and duties of Purchaser Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of Purchaser Surviving Corporations and Company Surviving Corporation, respectively, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time.

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1.5. Organizational Documents of the Surviving Corporations. At the Effective Time, (i) the memorandum and articles of association of Purchaser Merger Sub shall become the memorandum and articles of association of Purchaser Surviving Corporation, until thereafter changed or amended as provided therein or by the Companies Act, except that the name of Purchaser Surviving Corporation shall be changed to “KMC Corp.”, and (ii) each of the certificate of incorporation and bylaws of Company Merger Sub shall become the certificate of incorporation and the bylaws of Company Surviving Corporation, respectively, until thereafter changed or amended as provided therein or by applicable Law, except that the name of Company Surviving Corporation in such Organizational Documents shall be “Key Mining Corp.”. The Parties acknowledge and agree that after the Closing, they shall not use the name “Compass Digital” or any similar name without the prior written consent of the Sponsor and that the rights to use the “Compass Digital” name (and any similar name) shall remain with the Sponsor.

1.6. Directors and Officers of the Surviving Corporations. At the Effective Time, (i) the directors and officers the Purchaser Surviving Corporation shall be the same as the board of directors and executive officers of Pubco, each to hold office in accordance with the Organizational Documents of the Purchaser Surviving Corporation until its successors are duly elected or appointed and qualified or their earlier death, resignation, or removal, and (ii) the board of directors and executive officers of Company Merger Sub shall be the initial board of directors and executive officers of the Company Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Company Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation, or removal.

1.7. Amended Pubco Organizational Documents. Effective upon the Effective Time, Pubco shall amend and restate its Organizational Documents to be in substantially the form attached as Exhibit F hereto (the “Amended Pubco Organizational Documents”), including to change the name of Pubco to “Key Mining Holdings Corp.”.

1.8. Merger Consideration. The aggregate consideration to be paid to holders of the Company Stock as of immediately prior to the Effective Time (collectively, the “Sellers”) pursuant to the Company Merger shall be an amount equal to Two Hundred and Thirty Million U.S. Dollars ($230,000,000) (the “Merger Consideration”). The total portion of the Merger Consideration amount payable to all Sellers (which, for the avoidance of doubt, excludes holders of Company Options and Company Warrants) (the “Seller Merger Consideration”) will be paid in the form of shares of Pubco Common Stock, each valued at $10.00 per share. Each Seller will receive, for each share of Company Common Stock held (but excluding shares of Company Common Stock that are Company Dissenting Shares and any Company Common Stock described in Section 1.10(b)), an amount equal to the Per Share Price, which will be paid in the form of Pubco Common Stock, with each share of Pubco Common Stock valued at $10.00 per share. The holders of Company Options that are outstanding immediately prior to the Effective Time shall receive such number of Assumed Options as described in Section 1.10(c) with such terms and conditions as described in Section 1.10(c), and the holders of Company Warrants that are outstanding immediately prior to the Effective Time shall receive such number of Assumed Warrants as described in Section 1.10(d) with such terms and conditions as described in Section 1.10(d). For the avoidance of doubt, other than holders of Company Options who execute and deliver Assumed Option Agreements in accordance with Section 1.10(c) and holders of Company Warrants, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are holders of Company Common Stock as of the Effective Time.

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1.9. Effect of Purchaser Merger on Issued and Outstanding Securities of the Purchaser and Purchaser Merger Sub. At the Effective Time, by virtue of the Purchaser Merger, and without any action on the part of any Party or the holders of securities of any Party:

(a) Purchaser Public Units. At the Effective Time, every issued and outstanding Purchaser Public Unit shall be automatically separated and the holder thereof shall be deemed to hold one Purchaser Class A Ordinary Share and one-third (1/3rd) of a Purchaser Public Warrant, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.9 below.

(b) Purchaser Ordinary Shares. At the Effective Time, each issued and outstanding Purchaser Class A Ordinary Share that is not redeemed or converted in the Closing Redemption and Purchaser Class B Ordinary Share (other than Purchaser Dissenting Shares or those described in Section 1.9(d) below) shall be converted automatically into and thereafter represent the right to own one share of Pubco Common Stock. Following the Effective Time, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of Purchaser Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Ordinary Shares, except as provided herein or under applicable Law.

(c) Purchaser Warrants. At the Effective Time, each issued and outstanding Purchaser Public Warrant shall be assumed by Pubco and converted into one Pubco Public Warrant and each issued and outstanding Purchaser Private Warrant shall be assumed by Pubco and converted into one Pubco Private Warrant. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of Purchaser Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Public Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Pubco Public Warrants.

(d) Treasury Shares. At the Effective Time, if there are any shares of Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Purchaser Merger Sub Shares. At the Effective Time, each ordinary share of Purchaser Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of Purchaser Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of Purchaser Surviving Corporation.

(f) Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Surviving Purchaser Corporation, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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(h) Surrender of Purchaser Certificates. Securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

(i) Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 1.9; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Pubco and the Purchaser Surviving Corporation, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser Surviving Corporation or Pubco, with respect to the certificates alleged to have been lost, stolen or destroyed.

(j) Purchaser Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Companies Act, the Purchaser Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and that are held by Purchaser shareholders who shall have demanded properly in writing dissenters’ rights for such Purchaser Ordinary Shares in accordance with Section 238 of the Companies Act and otherwise complied with all of the provisions of the Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Purchaser Dissenting Shares” and the holders of such Purchaser Dissenting Shares being the “Purchaser Dissenting Shareholders”) shall be automatically canceled and cease to exist at the Effective Time and shall thereafter represent only the right to be paid by the Purchaser Surviving Corporation the fair value of such Purchaser Dissenting Shares and such other rights provided pursuant to Section 238 of the Companies Act and shall not be converted into, and such Purchaser Dissenting Shareholders shall have no right to receive, Pubco Common Stock, unless and until such Purchaser shareholder fails to perfect his, her or its right to dissenters’ rights under the Companies Act. The Purchaser Ordinary Shares owned by any Purchaser shareholder who fails to perfect his, her or its dissenters’ rights pursuant to the Companies Act shall be canceled and converted into, and become exchangeable for, as of the Effective Time, the right to receive Pubco Common Stock pursuant to Section 1.9(b), without any interest thereon. Prior to the Closing, Purchaser shall give the Company notice as promptly as practicable of any demands for dissenters’ rights received by Purchaser and any withdrawals of such demands. If any Purchaser shareholder gives to Purchaser, before the Required Purchaser Shareholder Approval is obtained at the Purchaser Shareholder Meeting, written objection to the Purchaser Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Companies Act (i) Purchaser shall, in accordance with Section 238(4) of the Companies Act, as promptly as practicable give written notice of the authorization of the Purchaser Merger (the “Authorization Notice”) to each such Purchaser shareholder who has made a Written Objection, and (ii) Purchaser and Company may, but are not obliged to, delay the commencement of the Closing and the filing of the Purchaser Plan of Merger with the Cayman Islands Registrar, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Companies Act, as referred to in Section 239(1) of the Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE VII.

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1.10. Effect of Company Merger on Issued Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) Company Common Stock. Subject to clause (b) below and excluding any Company Dissenting Shares, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive a number of shares of Pubco Common Stock equal to the result obtained by dividing the Per Share Price by $10.00 per share (the “Conversion Ratio”). As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Company Surviving Corporation.

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of Company Common Stock that are owned by the Company as treasury shares or owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such shares of Company Common Stock shall be canceled and shall cease to exist and no consideration will be delivered or deliverable in exchange therefor.

(c) Company Options. Each outstanding Company Option (whether vested or unvested) shall be assumed by Pubco and automatically converted into an option for shares of Pubco Common Stock (each, an “Assumed Option”). Subject to the subsequent sentence, each Assumed Option will be subject to the terms and conditions set forth in the existing agreement for such Company Option (except any references therein to the Company or Company Common Stock will instead mean Pubco and Pubco Common Stock, respectively). Each Assumed Option shall: (i) have the right to acquire a number of shares of Pubco Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock which the Company Option had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option (in U.S. Dollars), divided by (B) the Conversion Ratio; and (iii) be subject to the same vesting schedule as the applicable Company Option. Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Assumed Option.

(d) Company Warrants. Each outstanding Company Warrant shall be assumed by Pubco and automatically converted into a warrant for shares of Pubco Common Stock (each, an “Assumed Warrant”), subject to the terms and conditions of the Company Warrant (except any references therein to the Company or Company Common Stock will instead mean Pubco and Pubco Common Stock, respectively). Each Assumed Warrant shall: (i) have the right to acquire a number of shares of Pubco Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock which the Company Warrant had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; and (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Warrant (in U.S. Dollars), divided by (B) the Conversion Ratio. Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Assumed Warrant.

(e) Other Company Convertible Securities. Any Company Convertible Security other than a Company Option or Company Warrant, if not exercised or converted prior to the Effective Time into Company Common Stock shall be cancelled, retired and terminated and thereby cease to represent any right to acquire, be exchanged for or convert into Company Common Stock or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

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(f) Company Dissenting Shares. Each of the Company Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.17 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.17.

(g) Company Merger Sub Shares. At the Effective Time, all shares of common stock of Company Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal amount of shares of common stock of Company Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only shares of capital stock in Company Surviving Corporation.

1.11. Effect of Mergers on Issued and Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of the Purchaser or the Company, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and no consideration will be delivered or deliverable in exchange therefor.

1.12. Exchange Procedures.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, the Purchaser, the Company and Pubco shall appoint Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company and Purchaser (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of (i) collecting letters of transmittal and other documents from the holders of Company Common Stock; and (ii) exchanging share of Company Common Stock on the stock transfer books of the Company that is outstanding immediately prior to the Effective Time for the consideration issuable in respect of such Company Common Stock pursuant to Section 1.10(a) (after giving effect to any required Tax withholding as provided under Section 1.13) and on the terms and subject to the other conditions set forth in this Agreement.

(b) At the Effective Time, Pubco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Common Stock, and for exchange in accordance with this Section 1.12 through the Exchange Agent, (i) evidence of Pubco Common Stock in book entry form representing the aggregate consideration issuable pursuant to Section 1.10(a) in exchange for the Company Common Stock outstanding immediately prior to the Effective Time, after giving effect to any required Tax withholding as provided under Section 1.13. All Pubco Common Stock in book entry form representing the aggregate consideration issuable pursuant to Section 1.10(a) deposited with the Exchange Agent shall be collectively referred to in this Agreement as the “Exchange Fund.”

(c) Promptly after the Effective Time, the Exchange Agent shall send to each holder of Company Common Stock a letter of transmittal for use in exchanging Company Common Stock in a form satisfactory to the Purchaser and the Company (a “Letter of Transmittal”) (which shall specify that the delivery of book entry shares or warrants in respect of the consideration to which such holder is entitled pursuant to this Article I shall be effected, and risk of loss and title shall pass, only upon proper delivery of a duly executed Letter of Transmittal and Company Certificate (or a Lost Certificate Affidavit), as applicable, together with such other documents as may reasonably be requested by the Exchange Agent, to the Exchange Agent) for use in such exchange. Until so surrendered, Company Certificate shall represent after the Effective Time for all purposes only the right to receive the consideration attributable to such Company Certificate pursuant to this Article I. Upon surrender to the Exchange Agent of: (i) any stock certificates or other instruments representing the Company Common Stock, if any, or book entry shares representing the Company Common Stock (collectively, the “Company Certificates”), or in the case of a lost, stolen or destroyed Company Certificate, upon delivery of Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.12(f), for cancellation; (ii) a duly executed Letter of Transmittal; and (iii) any related documentation reasonably requested by the Exchange Agent in connection therewith, each such holder shall be entitled to receive in exchange therefore, and the Exchange Agent shall issue in book entry form, the consideration payable pursuant to the provisions of this Article I.

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(d) If shares of Pubco Common Stock are to be issued in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition to the issuance thereof that the Company Certificates so surrendered will be properly endorsed (if applicable) and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to the Exchange Agent any transfer or other taxes required by reason of the issuance of the shares of Pubco Common Stock in any name other than that of the registered holder of the Company Certificates surrendered, or established to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Notwithstanding anything to the contrary contained in this Agreement, no fraction of a share of Pubco Common Stock will be issued by Pubco by virtue of this Agreement or the Mergers or the other transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Common Stock (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Pubco Common Stock.

(f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Pubco as indemnity against any claim that may be made against it with respect to such Company Certificate, Pubco will issue or cause to be issued the number of shares of Pubco Common Stock for which such lost, stolen or destroyed Company Certificates are exchangeable at the Effective Time.

(g) No interest will be paid or accrued on the Pubco Common Stock to be issued pursuant to this Article I (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 1.12, each share of Company Common Stock shall solely represent the right to receive the number of shares of Pubco Common Stock that such share of Company Common Stock is entitled to receive pursuant to Section 1.10(a).

(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Common Stock that were outstanding immediately prior to the Effective Time.

(i) Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Pubco or as otherwise instructed by Pubco, and any Company Stockholder who has not exchanged his, her or its Company Common Stock for the Pubco Common Stock in accordance with this Section 1.12 prior to that time shall thereafter look only to Pubco for the issuance of the Pubco Common Stock without any interest thereon. No Party, including Pubco, the Surviving Corporations or any of their respective Affiliates, shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Pubco Common Stock remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Pubco, free and clear of any claims or interest of any Person previously entitled thereto.

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(j) Prior to the Effective Time, the Company shall send to each holder of a Company Option a customary letter of transmittal in form and substance reasonably acceptable to Purchaser which shall specify that the delivery of Assumed Options shall be effected in exchange for the Company Options upon the Effective Time. The Company shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder that such holder’s Company Options are being converted into Assumed Options in accordance with the terms and conditions set forth in this Agreement without further obligation on the part of the Company or Pubco and that the holder of such Company Options has no further rights or claims to any further equity in the Company in respect of such Company Option other than such conversion. The Company shall use its commercially reasonable efforts to obtain duly executed copies of all such acknowledgments, and Pubco shall not issue Assumed Options for Company Options until it shall have received from each holder thereof (x) such letter of transmittal, completed and duly executed by such holder, with respect to such Company Option, and (y) a duly executed counterpart to the agreement for the Assumed Option in form and substance to be mutually agreed by Purchaser and the Company reasonably and in good faith (an “Assumed Option Agreement”), which, among other matters, will release the Company from its obligations with respect to the Company Option.

(k) Prior to the Effective Time, the Company shall send to each holder of a Company Warrant a customary letter of transmittal in form and substance reasonably acceptable to Purchaser which shall specify that the delivery of Assumed Warrants shall be effected in exchange for the Company Warrants upon the Effective Time. The Company shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder that such holder’s Company Warrants are being converted into Assumed Warrants in accordance with the terms and conditions set forth in this Agreement without further obligation on the part of the Company or Pubco and that the holder of such Company Warrants has no further rights or claims to any further equity in the Company in respect of such Company Warrant other than such conversion. The Company shall use its commercially reasonable efforts to obtain duly executed copies of all such acknowledgments. The conversion and issuance of Assumed Warrants shall be effective as of the Effective Time in accordance with Section 1.10(d).

1.13. Domestication. Immediately after the Closing, Purchaser Surviving Corporation shall de-register from the Register of Companies in the Cayman Islands as an exempted company and transfer by way of continuation from the Cayman Islands and to the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to the Companies Act and the applicable provisions of the DGCL, and the Purchaser Surviving Corporation shall adopt new Organizational Documents for a Delaware corporation in a form to be mutually agreed by the Purchaser and the Company.

1.14. Withholding. Each of the Purchaser, the Company, Pubco, and the Exchange Agent and each of their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

1.15. Tax Consequences. It is intended that for U.S. federal income tax purposes that (a) this Agreement constitute and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (b) the Mergers shall, collectively, constitute an exchange governed by the provisions of Section 351 of the Code.

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1.16. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser Surviving Corporation and Company Surviving Corporation with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Purchaser Merger Sub and Company Merger Sub, respectively, the then current officers and directors of Purchaser Surviving Corporation, Company Surviving Corporation and Pubco shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.17. Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Company Dissenting Stockholder”) with respect to its Company Common Stock (such shares, “Company Dissenting Shares”) shall be entitled to receive any portion of the Stockholder Merger Consideration with respect to the Company Dissenting Shares owned by such Company Dissenting Stockholder unless and until such Company Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the DGCL. Each Company Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Company Dissenting Shares owned by such Company Dissenting Stockholder. The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company or Pubco relating to any Company Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the DGCL. Neither the Company nor Pubco shall, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE II
CLOSING

2.1. Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of closing deliverables as promptly as reasonably practicable, but in no event later than the second (2nd) Business Day, after all the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports filed with the SEC prior to the date hereof and that are available on the SEC’s website through EDGAR prior to the date hereof (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1. Organization and Standing. The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2. Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3. Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

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3.4. Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5. Capitalization.

(a) The Purchaser has an authorized share capital of $22,100 comprised of: (i) 220,000,000 Purchaser Ordinary Shares, consisting of 200,000,000 Purchaser Class A Ordinary Shares, par value $0.0001 per share, of which 5,681,485 Purchaser Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, and 20,000,000 Purchaser Class B Ordinary Shares, par value $0.0001 per share, of which 2,110,122 Purchaser Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 Purchaser Preference Shares. The issued and outstanding Purchaser Securities are set forth on Schedule 3.5(a). There are no issued or outstanding Purchaser Preferred Shares. All outstanding Purchaser Securities (other than the Purchaser Warrants) are duly authorized, validly issued, fully paid and non-assessable and (i) are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right or (ii) were not issued, granted, offered or sold in violation of any provision of the DGCL, any other applicable Law, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party or by which it or its securities are bound. The Purchaser Warrants are legally binding obligations of the Purchaser enforceable in accordance with their terms. None of the outstanding shares or other Purchaser Securities has been granted, offered, sold or issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 3.5(a) and Schedule 3.5(b) there are no Equity Securities of the Purchaser, whether or not outstanding. Except as set forth in Schedule 3.5(a) or Schedule 3.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser or (B) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Closing Redemption (or any redemption in connection with an Extension) or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of Purchaser.

(c) All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser, or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

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(d) Since the date of incorporation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, the Purchaser’s board of directors has not authorized any of the foregoing.

3.6. SEC Filings and Purchaser Financials.

(a) The Purchaser has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). The Purchaser has no off-balance sheet arrangements.

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s incorporation in the ordinary course of business.

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3.7. Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Material Adverse Effect on the Purchaser.

3.8. Compliance with Laws. The Purchaser is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9. Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10. Taxes and Returns. (a) The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its incorporation, the Purchaser has not (i) changed any Tax accounting methods, policies, or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) To the Knowledge of the Purchaser, there are no facts or circumstances that would reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or from the Mergers, together, from qualifying as a transaction described in Section 351 of the Code.

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3.11. Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12. Properties. The Purchaser does not own, license, or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13. Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than thirty (30) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14. Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15. Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.16. Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

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3.17. Purchaser Activities. Since its incorporation the Purchaser has not engaged in any activities other than activities relating to the pursuit of a Business Combination and related financing activities and its reporting obligations with the SEC and the applicable stock exchange. Purchaser does not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Purchaser’s 100% ownership of Pubco).

3.18. Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.19. Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

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3.20. Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.21. Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of the documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty, or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

3.22. Trust Account. As of the date of this Agreement, Purchaser has an amount in cash in the Trust Account equal to at least $1,290,350. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of the Purchaser and the Trust Agreement. The Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of the Purchaser, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no proceedings pending with respect to the Trust Account. The Purchaser has not released any money from the Trust Account (other than as permitted by the Trust Agreement). Upon the consummation of the transactions hereunder, including the distribution of assets from the Trust Account (i) in respect of deferred underwriting commissions or Taxes, (ii) to the Public Shareholders who have elected to redeem their Purchaser Ordinary Shares pursuant to the Organizational Documents of the Purchaser, or (iii) for the payment of any unpaid Expenses, each in accordance with the terms of and as set forth in the Trust Agreement, the Purchaser shall have no further obligation under either the Trust Agreement or the Organizational Documents of the Purchaser to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, PUBCO AND THE MERGER SUBS

Except as set forth in Purchaser Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each of the Purchaser, Pubco and the Merger Subs, jointly and severally, represents and warrants to the Company as follows:

4.1. Organization and Standing. Each of Pubco and the Company Merger Sub are each a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware or the Companies Act, as applicable. The Purchaser Merger Sub is an exempted company duly incorporated, validly existing as an exempted company and in good standing under the Companies Act. Each of Pubco and the Merger Subs has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and the Merger Subs is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Pubco has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Pubco and the Merger Subs, each as currently in effect. Neither Pubco nor any Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

4.2. Authorization; Binding Agreement. Each of Pubco and the Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which any of Pubco or the Merger Subs is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Pubco and the Merger Subs, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Pubco and the Merger Subs is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Pubco or Merger Subs is a party shall be when delivered, duly and validly executed and delivered by Pubco or Merger Subs, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Pubco or Merger Subs, as applicable, enforceable against the Pubco or Merger Subs, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

4.3. Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of any of Pubco and the Merger Subs is required to be obtained or made in connection with the execution, delivery or performance by each of Pubco and the Merger Subs of this Agreement and each Ancillary Document to which it is a party or the consummation by Pubco and the Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

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4.4. Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by each of Pubco and the Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by each of Pubco and the Merger Subs of the transactions contemplated hereby and thereby, and compliance by each of Pubco and the Merger Subs with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on such Party.

4.5. Capitalization. All of the Equity Securities of Pubco are held by the Purchaser, and all of the Equity Securities of the Merger Subs are held by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, (a) other than the Merger Subs, Pubco will not have any Subsidiaries or own any Equity Securities in any other Person and (b) the Merger Subs will not have any Subsidiaries or own any Equity Securities in any other Person.

4.6. Ownership of Exchange Shares. All shares of Pubco Common Stock to be issued and delivered in accordance with Article I to the Purchaser Shareholders and the Company Stockholders shall be, upon issuance and delivery of such shares or units, duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens, and upon issuance and delivery of such shares or units to the Purchaser Shareholders and the Company Stockholders, each Purchaser Shareholder and Company Stockholder shall have good and valid title to its portion of such shares or units, in each case, other than restrictions arising from applicable securities Laws, the Amended Pubco Organizational Documents, the provisions of this Agreement and any Liens incurred by the applicable Purchaser Shareholders or Company Stockholders. The issuance and sale of such shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.7. Pubco and Merger Sub Activities. Since their incorporation, Pubco and the Merger Subs have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s one hundred percent (100%) ownership of the Merger Subs) and have no assets or Liabilities (other than de minimis Liabilities necessary to maintain their existence) except those incurred in connection with this Agreement and the Ancillary Documents to which they are or will be a party and the transactions contemplated by this Agreement and the Ancillary Documents, and, other than this Agreement and the Ancillary Documents to which they are or will be a party, Pubco and the Merger Subs are not party to or bound by any Contract.

4.8. Finders and Brokers. Except as set forth on Schedule 4.8, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, Pubco, the Merger Subs or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or the Merger Subs.

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4.9. Investment Company Act. Pubco is not an “investment company,” a Person directly or indirectly controlled by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meanings of the Investment Company Act.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

5.1. Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not have a Material Adverse Effect. Schedule 5.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

5.2. Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement. The Voting Agreements delivered by the Company include holders of Company Common Stock representing approximately twenty and three-quarters percent (20.75%) of the outstanding voting securities of the Company as of the date of this Agreement, and such Voting Agreements are in full force and effect.

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5.3. Capitalization.

(a) The Company is authorized to issue (i) two hundred million (200,000,000) shares of Company Common Stock, 89,514,720 of which shares are issued and outstanding, and (ii) twenty million (20,000,000) shares of Company Preferred Stock, zero (0) of which are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, (A) all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 5.3(a) as of the date of this Agreement, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter and (B) the capitalization of the Company shall not change except as expressly contemplated by this Agreement in Section 5.2(b)(ii). All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities and corporations Laws.

(b) The Company has furnished to the Purchaser complete and accurate copies of agreements for outstanding Company Options and Company Warrants. Schedule 5.3(b) sets forth the beneficial and record owners of all outstanding Company Options and Company Warrants (including the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule). Other than as set forth on Schedule 5.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized restricted equity, restricted equity units, equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 5.3(b), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options, or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since June 30, 2024, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed, or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

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5.4. Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof, and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities and corporations Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 5.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as provided on Schedule 5.4, none of the Company or its Subsidiaries is a participant in any joint venture, partnership, or similar arrangement. Except as provided on Schedule 5.4, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5. Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

5.6. Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.6 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract; except in each case other than (a) above, as would not reasonably be expected to have a Material Adverse Effect.

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5.7. Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2024 (the “Balance Sheet Date”) and December 31, 2023, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards and (ii) when delivered in accordance with Section 6.4, the Interim Reviewed Financials and the 2025 PCAOB Audited Financials. True and correct copies of the Company Financials have been (or, with respect to the Interim Reviewed Financials, when delivered in accordance with Section 6.4(a), will be) provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were or will be prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 5.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 5.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

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(d) Except as set forth on Schedule 5.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

5.8. Absence of Certain Changes. Except as set forth on Schedule 5.8, since June 30, 2024, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect, and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) if such action were taken on or after the date hereof without the consent of the Purchaser.

5.9. Compliance with Laws. No Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since June 30, 2023, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

5.10. Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all respects its business as presently conducted and as currently contemplated to be conducted, including the Permits required to construct and undertake all works required to build the Cerro Blanco Project in Chile as described in Pre-Feasibility Study Update, Technical Report No. M40136-000-340-RPT-0001 for the Final Pre-Feasibility Study Report prepared by AMEC International Engineering and Construction LTDA Project No. M40136, and to explore, own, develop, lease, build, operate and close its assets, properties, and the Mining Rights, except where the failure to hold such Permits would not individually, or in the aggregate, be material to the Target Companies taken as a whole (collectively, and including all Environmental Permits, the “Company Permits”). Each Target Company has posted or otherwise made available to the appropriate Governmental Authority all reclamation bonds or other financial assurance required in connection with the Company Permits, as set forth on Schedule 5.10. The Company has made available to the Purchaser true, correct, and complete copies of all Company Permits, all of which Company Permits are listed on Schedule 5.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in material violation in any respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

5.11. Litigation. Except as described on Schedule 5.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. Except as described on Schedule 5.11, the items listed on Schedule 5.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

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5.12. Material Contracts.

(a) Schedule 5.12(a) sets forth, as of the date of this Agreement, a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

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(x) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xi) relates to a material settlement entered into within three (3) years prior to the date of this Agreement under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xiii) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit to a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any rights under any such Company Material Contract.

5.13. Intellectual Property.

(a) Schedule 5.13(a)(i) sets forth: (i) all U.S. and foreign registered Intellectual Property owned or exclusively licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 5.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Except as set forth on Schedule 5.13(a)(iii), each Target Company owns, free and clear of all Liens (other than Permitted Liens), and has the right to sell, license, transfer or assign, all Company Registered IP; and except as set forth on Schedule 5.13(a)(iv), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any Third Party with respect to such Company Registered IP, and except as would not be material to the Target Company, such Target Company has recorded assignments of all Company Registered IP with any applicable Intellectual Property offices or Governmental Authorities.

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(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to conduct the business of the Target Companies as presently conducted. All Company Registered IP is valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) The Target Companies do not have any licenses, sublicenses or other agreements or permissions under which a Target Company is the licensor of Intellectual Property to a third party other than Incidental Outbound Licenses.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Incidental Outbound Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating, or otherwise violating any Intellectual Property owned by any Target Company in any material respect.

(e) No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Intellectual Property owned by or licensed to a Target Company (“Company IP”) or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

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5.14. Taxes and Returns.

(a) Except as set forth on Schedule 5.14(a), each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations, or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it in respect of any material Taxes (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such material Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes.

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed, or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) No Target Company has any Liability or potential Liability for the material Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

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(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) No Target Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission of any Purchaser Party or any of their respective Affiliates, in each case, occurring after the date of this Agreement and not contemplated by this Agreement and/or any of the Ancillary Documents, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(m) To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or from the Mergers, together, from qualifying as a transaction described in Section 351 of the Code.

(n) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not give rise in Chile to any obligation to pay Taxes, nor will they give rise to any obligation to make withholdings or deductions from any amount in Chile, in either case under applicable Law in effect as of the Closing Date, and no Purchaser Party shall be required to make any withholding or deduction in Chile from any consideration or other amount payable or deliverable in connection with the transactions contemplated by this Agreement.

5.15. Real Property.

(a) Schedule 5.15(a) contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company (collectively, the “Leased Real Property”) for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the written Company Real Property Leases.

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(b) The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. Except as set forth on Schedule 5.15(a), (i) no Target Company is in breach or default in any material respect under any Company Real Property Lease and to the Knowledge of the Company, (ii) no other party to any Company Real Property Lease is in breach or default in any material respect thereunder (iii) to the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and (iv) no Target Company has received notice of any such condition. No Target Company owns any real property or any interests in real property (other than the leasehold interests in the Company Real Property Leases).

(c) Each Target Company has all easements and Surface Rights from landowners or Governmental Authorities necessary to conduct its business in the ordinary course in all material respects and to mine all minerals (as such terms are used in the definition of Surface Rights) in which a Target Company claims proven or probable reserves as of the date hereof, and (i) all such easements and Surface Rights have been duly issued, applied-for, granted and acquired, are validly registered, staked, located and recorded in accordance with applicable Law and good mining practice, are in good standing, and have otherwise been, and are, validly owned, held and possessed by a Target Company in accordance with applicable Law and good mining practice, (ii) all applicable payments regarding such easements and Surface Rights have been timely, duly and fully made, and (iii) to the Knowledge of the Company, as of the date hereof, there are no facts or circumstances existing that the Company reasonably expects would affect or prejudice any such easements or Surface Rights.

(d) No Target Company has granted to any third party any farm-in or earn-in rights, back-in rights, rights of first refusal, rights of first offer, option rights, leasehold or subleasehold rights, licenses, area of interest rights or similar rights to any of its Leased Real Property.

(e) None of the Leased Real Property is subject to any condemnation, eminent domain, nationalization or similar proceedings, and to the Company’s Knowledge no such proceedings are threatened.

(f) Each Target Company has timely and properly paid all ad valorem real property taxes and all other taxes and assessments assessed against its Leased Real Property.

5.16. Personal Property. Except as set forth in Schedule 5.16, all items of Personal Property currently owned, used or leased by a Target Company are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company.

5.17. Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets, free and clear of all material Liens other than Permitted Liens. To the Knowledge of the Company, the assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted, except as would not be material to the operation of the Target Companies, taken as a whole.

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5.18. Employee Matters.

(a) The Target Companies have no employees.

(b) Schedule 5.18(b) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 5.18(b), all of such independent contractors are a party to a written Contract with a Target Company. Schedule 5.18(b) sets forth the material terms of any such unwritten independent contractor agreements. Except as set forth on Schedule 5.18(b), each such independent contractor has entered into customary covenants regarding confidentiality in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

5.19. Benefit Plans.

(a) Schedule 5.19(a) sets forth a complete list of each Target Company Benefit Plan. Except for the Contracts listed on Schedule 5.12(a)(ix), the Benefit Plan(s) pursuant to which the Company Options were issued, and the Company Options, none of the Target Companies sponsor or contribute to, or have any Liability with respect to, any Benefit Plans, including any Liability that may accrue as a result of a Target Company’s relationship with another Person that would be or, at the relevant time, would have been considered a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or under ERISA.

(b) The consummation of the transactions contemplated under this Agreement will not (i) result in any payment or benefit becoming due under any Target Company Benefit Plan, (ii) increase the amount of compensation or benefits otherwise payable under any Target Company Benefit Plan, (iii) result in the acceleration or the time of any payment, funding or vesting or any benefit under any Target Company Benefit Plan, or (iv) result in any breach or violation of or default under or limit any Target Company’s right to amend, modify or terminate any Target Company Benefit Plan.

(c) No Tax penalties or material additional Taxes have been imposed or would reasonably expected to be imposed on any Target Company or Target Company service provider, and no acceleration of Taxes has occurred or would reasonably be expected to occur with respect to any Target Company service provider, in each case as a result of a failure to comply with Section 409A of the Code. No Target Company service provider is entitled to receive any gross-up or additional payment or benefit in connection with the Tax imposed under Section 409A or 4999 of the Code or otherwise.

5.20. Environmental Matters. Except as set forth on Schedule 5.20:

(a) Each Target Company and its respective business is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations, including to explore, own, develop, lease, build, operate and close its assets, properties, Mining Rights and Surface Rights, by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

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(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, (iii) Release or threatened Release of a Hazardous Material, or (iv) Environmental Damage. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) There are no material factors affecting any of the Mining Rights or Surface Rights and no facts the Company is aware of that the Company expects would reasonably be likely to give rise to any material liability for any of the Target Companies under or arising from any act or omission that is a breach of, or inconsistent with its obligations under any Environmental Laws.

(d) No Action, actual or during the past three (3) years except for matters that have been resolved, has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law, or that a third-party might have been in material violation of any Environmental Law or any Environmental Permit that may threaten any assets of a Target Company.

(e) There are no proceedings or investigations relating to the Mining Rights, the Surface Rights, the Target Companies, or their activities, arising under or in respect of the Environmental Law or any Environmental Permit pending or threatened in writing, and there are no outstanding decrees, orders or judgments from any Governmental Authority concerning compliance by the Target Companies with the Environmental Law or any Environmental Permit.

(f) To the Company’s Knowledge there is no presence of any Hazardous Materials on, in or under any of any Target Company’s properties and no Hazardous Materials have been generated from any Target Company’s activities other than in compliance with Environmental Law. No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, owned or operated any asset, property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(g) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(h) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

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5.21. Mining; Desalination.

(a) Schedule 5.21(a) sets forth a true, correct, and complete list of all Mining Rights owned, leased, operated or used by the Company or its Subsidiaries, and identifies the legal title under which entity is entitled to each Mining Right, and license number, national number, area, class, expiry date, granting authority, counter party, and types of minerals covered for each Mining Right, granting registration number, and property registration number.

(b) Each Mining Right is in full force and effect, valid, in good standing and is not liable to forfeiture, termination, nullity, voidance, cancellation or suspension for any reason. Except as set forth on Schedule 5.21(b), none of the Mining Rights or the Surface Rights is burdened by any production royalty or similar burden on production.

(c) With respect to all Chilean Mining Concessions, except as set forth on Schedule 5.21(c): (i) they have all their mining licenses (patentes) duly paid and none of them is included in any auction list by reason of nonpayment thereof ; (ii) they do not overlap with, nor are they overlapped by any third-party rights that enable such third party to explore or exploit minerals in the same area; and (iii) they were or are under procedure to be granted or renewed in strict compliance with the Law, and are not subject to any material fault or error that may result in third parties other than their current holder acquiring the first mining preference in the area comprised by such Chilean Mining Concessions.

(d) With respect to all Chilean Target Concessions (i) they are validly acquired by each Target Company under good title, in good faith, according to applicable laws, regulations and customs; (ii) they are duly recorded under the name of Target Company as sole and exclusive owner in the corresponding registries of the competent registrar of mines, to the extent required by applicable Law; (iii) the acquiring Target Company has complied with all its obligations arising from the contracts pursuant to which acquired the Chilean Target Concessions; and (iv) except as set forth on Schedule 5.21(d), no Person other than each Target Company has any right, title or interest thereto (including any contract, royalty, streaming, options, pending resolutory conditions (condición resolutoria pendiente), debts, claims or rights of first refusal), and to the Knowledge of the Company there are no facts or circumstances that reasonably expects would be likely to limit, affect or prejudice the ownership rights of each Target Company over the Chilean Target Concessions.

(e) With respect to the Unpatented Claims, (i) subject to the paramount title of the United States of America, the Target Company identified in Schedule 5.21(e) owns the Owned Claims, and the Target Company identified in Schedule 5.21(e) has a leasehold interest in the Leased Claims, free and clear of all Liens (other than Permitted Liens), claims or burdens on production; (ii) the Unpatented Claims were located by party qualified to do so under applicable Law, and properly laid out and monumented on available public domain land open to appropriation by mineral location; (iii) location notices for each of the Unpatented Claims which complied with applicable Laws were timely and properly posted on the ground and certificates of location which complied with applicable Law were timely and properly recorded and filed with the appropriate Governmental Authorities, and all payments required in connection therewith were timely and properly made; and (iv) all claim maintenance, recording and related fees have been timely and properly paid as required by Law in order to maintain the Unpatented Claims through the assessment year ending on September 1, 2026. Each group of Unpatented Claims constitutes a contiguous block of claims which to the Company’s Knowledge is free of interior gaps or fractions and free from conflicts with third-party claims.

(f) There is no unremedied material breach by the Company and its Subsidiaries, nor has anything occurred or been omitted which would be a material breach by the Company and its Subsidiaries but for the requirement of notice or lapse of time or both, of any statutory requirement or any other conditions relating to each Mining Right.

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(g) All rent, royalties, and other statutory and contractual payments due in respect of each Mining Right have been paid.

(h) Except as set forth on Schedule 5.21(h), the Target Companies hold, and have valid and subsisting rights under, all Permits, easements, rights-of-way, maritime concessions, approvals and authorizations of Governmental Authorities and other third parties, as well as all Surface Rights and other rights in or to real property, that are necessary for the location, construction, ownership, operation and maintenance of the desalination plant and related intake and pipelines and utility interconnections, port and coastal works, laydown, camp and ancillary facilities, and other supporting infrastructure contemplated by the Desalination Plans (collectively, the “Desalination Facilities”), and all such Permits, concessions and rights are in full force and effect, and no suspension, cancellation, modification or revocation thereof is pending or threatened, and no Target Company is in material default under any of the foregoing, except as would not reasonably be expected to be material to the Target Companies, taken as a whole.

(i) To the Knowledge of the Company, except as set forth on Schedule 5.21(i), no facts or circumstances exist that would reasonably be expected to prevent, materially impede or materially delay the construction or operation of the Desalination Facilities as contemplated by the Desalination Plans due to the absence of, or any defect in, any required Permit, concession (including any maritime concession), easement or Surface Right, except as would not reasonably be expected to be material to the Target Companies, taken as a whole.

5.22. Transactions with Related Persons. Except as set forth on Schedule 5.22, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.22, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

5.23. Insurance. Schedule 5.23 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees (the “Insurance Policies”), true, correct and complete copies of which have been provided to the Purchaser. Except as would not have a Material Adverse Effect on the Company, each Insurance Policy is legal, valid, binding, enforceable and in full force and effect. The Target Companies are otherwise in material compliance with the terms thereof. To the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute a material breach or default or permit termination or a material increase in the premiums or other amounts due under any Insurance Policy, and to the Knowledge of the Company, no such action has been threatened. Since the Balance Sheet Date, no Target Company has any refusal to issue an Insurance Policy or non-renewal of any Insurance Policy. No Target Company has any self-insurance or co-insurance programs.

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5.24. Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

5.25. Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

5.26. Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.27. Finders and Brokers. Except as set forth in Schedule 5.27, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.28. Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

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5.29. Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty, or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

ARTICLE VI
COVENANTS

6.1. Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.16, upon reasonable advance notice to the Company, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided to, the Purchaser or any of its Representatives any information (i) if, and to the extent, doing so would (A) violate any Law to which a Target Company is subject or (B) jeopardize protections afforded to any Target Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of both of clauses (A) and (B), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege or Law and (y) provide such information in a manner without violating such privilege or Law), or (ii) if the Company, on the one hand, and Purchaser or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

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(b) During the Interim Period, subject to Section 6.16 upon reasonable advance notice to the Purchaser, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if, and to the extent, doing so would (A) violate any Law to which the Purchaser is subject or (B) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in case of both of clauses (A) and (B), the Purchaser shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege or Law and (y) provide such information in a manner without violating such privilege or Law), or (ii) if the Purchaser, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Purchaser shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

6.2. Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, if consent is withheld, Purchaser must notify the Company in writing within five (5) Business Days of the request or such failure to so notify shall be considered the equivalent of prior consent), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, required by Law or as set forth on Schedule 6.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

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(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, required by Law or as set forth on Schedule 6.2(b), during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, if consent is withheld, Purchaser must notify the Company in writing within five (5) Business Days of the request or such failure to so notify shall be considered the equivalent of prior consent), the Company shall not, and shall cause its Subsidiaries to not:

(i) except as required to give effect to the transactions contemplated by this Agreement and internal business reorganizations, amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, in each case other than in connection with (A) the grant of any equity awards to employees or other service providers of any Target Company in the ordinary course of business consistent with past practice, (B) the issuance of equity securities in connection with the exercise of any warrants previously issued by the Company prior to the date hereof or (C) the issuance or sale by the Company of any equity or equity linked securities of the Company;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities; provided that the Company shall be permitted to effect a one reverse stock split within the ratio of 1-for-2 to 1-for-20, as determined by the Company Board;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $500,000 in the aggregate;

(v) increase the compensation of its independent contractors, consultants and directors other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any independent contractor, consultant or director, or materially increase other benefits of independent contractors, consultants or directors generally, or enter into or establish any Benefit Plan with, for or in respect of any current independent contractor, consultant or director, in each case other than as required by applicable Law or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

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(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Company Registered IP set forth on Schedule 5.13(a)(i), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice, other than entering into amendments to certain of the Company Warrants to purchase Company Common Stock to lower the exercise price of such Company Warrants from $0.45 per share to $0.15 per share;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xiv) close or materially reduce its activities, or effect any layoff or personnel reduction or change, at any of its facilities;

(xv) make capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $2,000,000 in the aggregate);

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Company Material Contract;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than the Company’s desalination plant;

(xix) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

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(xx) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxi) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person;

(xxiii) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; or

(xxiv) authorize or agree to do any of the foregoing actions.

6.3. Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, if consent is withheld, the Company must notify the Purchaser in writing within five (5) Business Days of the request or such failure to so notify shall be considered the equivalent of prior consent), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, required by Law or as set forth on Schedule 6.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), whether pursuant to exercise of automatic extension rights in accordance with Purchaser’s then existing Organizational Documents or by amendment of Purchaser’s Organizational Documents to extend such deadline, or making any payments to the Trust Account in connection therewith, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment) or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, if consent is withheld, the Company must notify the Purchaser in writing within five (5) Business Days of the request or such failure to so notify shall be considered the equivalent of prior consent), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

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(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (including the consummation of any Transaction Financing and the costs and expenses necessary for an Extension (“Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $1,500,000.

(v) make or rescind any material election relating to material Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

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(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; or

(xxi) authorize or agree to do any of the foregoing actions.

6.4. Annual and Interim Financial Statements.

(a) The Company shall deliver to the Purchaser the Company prepared and PCAOB auditor reviewed financial statements, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2025, and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the nine (9) months then ended (the “Interim Reviewed Financials”) as promptly as practicable after the date of this Agreement, but in any event within thirty (30) days after the date of this Agreement (the “Interim Reviewed Financials Delivery Date”). The Company shall cause the Interim Reviewed Financials to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto) and reviewed in accordance with PCAOB standards, and to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

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(b) The Company shall deliver to the Purchaser the audited consolidated financial statements of the Target Companies as of and for the fiscal year ended December 31, 2025, consisting of the audited consolidated balance sheet of the Target Companies as of December 31, 2025, and the related audited consolidated income statement, changes in shareholder equity and statement of cash flows for the year ended, and the related notes thereto, audited by a PCAOB qualified auditor in accordance with PCAOB auditing standards (the “2025 PCAOB Audited Financials”), as promptly as practicable after the date of this Agreement, but in any event within ninety (90) days after the date of this Agreement (the “2025 PCAOB Audited Financials Delivery Date”). The Company shall cause the 2025 PCAOB Audited Financials to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), and audited in accordance with PCAOB standards, and to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

6.5. Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws.

6.6. No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b) Subject to Section 6.13(e), during the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

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(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, subject to Section 6.13(e), each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions, or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions, or negotiations.

6.7. No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Mergers in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8. Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9. Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

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(b) In furtherance and not in limitation of Section 6.8(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

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(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.10. Tax Matters.

(a) The Parties intend that the Mergers collectively, constitute a transaction described in Section 351 of the Code, and each Party shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to cause the Mergers to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 6.10(a) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(b) Pubco, Purchaser, the Merger Subs and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Mergers qualifying for the Intended Tax Treatment.

(c) If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted, the Purchaser and the Company shall deliver to Ellenoff Grossman & Schole LLP (“EGS”) and Troutman Pepper Locke LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement and Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement and Proxy Statement, and, if required, Purchaser shall request EGS to furnish an opinion for the benefit of the Purchaser’s shareholders, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Mergers.

6.11. Transfer Taxes. Any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Mergers will be paid by Pubco when due, and Pubco will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

6.12. Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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6.13. The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and Pubco shall file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (w) the shares of Pubco Common Stock to be issued to Purchaser’s shareholders and the Company Stockholders pursuant to the Mergers, (x) the Pubco Warrants to be issued to the holders of Purchaser Warrants in the Purchaser Merger, (y) the shares of Pubco Common Stock issuable upon exercise of the Pubco Warrants to be issued to the holders of Purchaser Warrants in the Purchaser Merger, and (z) the shares of shares of Pubco Common Stock issuable upon exercise of the Assumed Options and the Assumed Warrants, and which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser Shareholders for the matters to be acted upon at the Purchaser Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents to have their Purchaser Ordinary Shares redeemed (the “Closing Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser Shareholders to vote, at an extraordinary general meeting of Purchaser Shareholders to be called and held for such purpose (the “Purchaser Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Mergers, by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents, the Companies Act and the rules and regulations of the SEC, (ii) the change of name of Pubco and the adoption and approval of the Pubco’s Organizational Documents, (iii) adoption and approval of a new equity incentive plan for Pubco (the “Incentive Plan”), and which will provide for awards for a number of shares of Pubco Common Stock equal to fifteen percent (15%) of the aggregate number of shares of Pubco Common Stock issued and outstanding immediately after the Closing (after giving effect to the Closing Redemption), as further set forth in the Incentive Plan, (iv) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 6.17 hereof, (v) such other matters (or, to the extent applicable, excluding such approval matters) as the Company and the Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Shareholder Approval Matters”), and (vi) the adjournment of the Purchaser Shareholder Meeting, if necessary or desirable in the reasonable determination of the Purchaser. If on the date for which the Purchaser Shareholder Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, the Purchaser may make one or more successive postponements or adjournments of the Purchaser Shareholder Meeting. In connection with the Registration Statement, the Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Companies Act and the rules and regulations of the SEC. The Company shall cooperate and provide the Purchaser and Pubco with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and the Purchaser shall consider in good faith any such comments timely made. The Company shall promptly provide the Purchaser and Pubco with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by the Purchaser, Merger Subs or Sponsor for inclusion or incorporation by reference in the Registration Statement of any SEC filings of the Purchaser or the Proxy Statement provided to the Purchaser Shareholders.

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(b) The Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Shareholder Meeting and the Closing Redemption. Each of the Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, the Purchaser, Pubco, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents, provided, however, that the Purchaser shall not amend or supplement the Registration Statement without providing the Company with reasonably opportunity to comment or supplement.

(c) Each of Pubco and the Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the Purchaser, Pubco, or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Shareholder Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider in good faith any such comments timely made under the circumstances.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Purchaser and Pubco shall distribute the Registration Statement to the Purchaser Shareholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Shareholder Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) The Purchaser shall, through approval of its board of directors, recommend to the Purchaser Shareholders (the “Purchaser Board Recommendation”) the Purchaser Shareholder Approval matters, and the Purchaser Board Recommendation shall be included in the Registration Statement and Proxy Statement. Notwithstanding the foregoing, the Purchaser’s board of directors may withdraw, withhold, amend, qualify or modify the Purchaser Board Recommendation (a “Change in Recommendation”) to the extent that the Purchaser’s board of directors determines in good faith, after consultation with its outside legal counsel, that such Change in Recommendation is required by the board’s fiduciary duties under applicable Law; provided that the board of directors of the Purchaser may not make such Change in Recommendation unless (i) the board of directors of the Purchaser has provided written notice to the Company (the “Recommendation Change Notice”) that it is prepared to make a Change in Recommendation at least ten (10) days prior to taking such action, which notice shall specify the basis for why a failure to make an Change in Recommendation would constitute a breach of its fiduciary duties to the Purchaser and its shareholders under applicable Law, (ii) during the ten (10) day period after delivery of the Recommendation Change Notice, the Purchaser shall negotiate in good faith with the Company regarding any revisions or adjustments to this Agreement that the Company proposes to make as would enable the board of directors of the Purchaser to reaffirm the Purchaser Board Recommendation and not make such Change in Recommendation and (iii) at the end of such ten (10) day period and taking into account any changes to the terms of this Agreement committed to in a binding written offer by the Company, the board of directors of the Purchaser determines in good faith (after consultation with its outside legal counsel) that the failure to make such a Change in Recommendation would constitute a breach of its fiduciary duties to the Purchaser and the Purchaser’s shareholders under applicable Law. The Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholder Meeting shall not be affected by any Change in Recommendation (provided, that the Purchaser may, without the consent of the Company, postpone the Purchaser Shareholder Meeting, subject to the Purchaser Charter and the Companies Act, after delivering a Recommendation Change Notice until such time after which the ten (10) day period required for a Change in Recommendation in connection therewith has elapsed and the Purchaser can disclose to its shareholders in accordance with applicable securities Laws, including pursuant to a supplement or amendment to the Registration Statement, either a Change in Recommendation or the changes to this Agreement that were agreed to by the Company to avoid a Change in Recommendation).

(f) The Purchaser and Pubco shall comply with all applicable Laws, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Shareholder Meeting and the Closing Redemption.

6.14. Required Company Stockholder Approval. As promptly as practicable after the Registration Statement has become effective, the Company shall, in accordance with applicable Law and the Company’s Organizational Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of the Company, or solicit and obtain a written consent in lieu of a meeting of the stockholders of the Company, to obtain the Required Company Stockholder Approval, and the Company shall use its commercially reasonable efforts to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements and in the case of a meeting of the Company Stockholders, soliciting from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such meeting.

6.15. Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company and the Purchaser shall review, comment upon, and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.16. Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause each of its respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or an of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 6.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.15(a) furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

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(b) The Purchaser Parties hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser Parties or any of their Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser Parties shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser Parties and their Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser Parties and their Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

6.17. Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) individuals, with (i) one (1) individual to be designated by the Purchaser, (the “Purchaser Directors”) and (ii) four (4) individuals to be designated by the Company, one (1) of whom shall be the President and Chief Executive Officer of the Company prior to the Closing, who shall also serve as Chairman of the Post-Closing Pubco Board (the “Company Directors”). A majority of the directors of the Post-Closing Pubco Board shall qualify as independent directors as defined under the rules of the Applicable Exchange. The Post-Closing Pubco Board shall be divided into three classes, which classes shall have staggered terms of three years each, with the composition of each “class” determined by the Company’s board of directors prior to the Closing, subject to the requirements of the Applicable Exchange. At the Closing, Pubco will provide each member of the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, Pubco, Purchaser and the Company.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

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6.18. Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Pubco, the Company or the Merger Subs and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of any Purchaser Party or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, Pubco, any Merger Sub or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco and the Surviving Corporations to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser Parties, the Merger Subs and the Company to the extent permitted by applicable Law. The provisions of this Section 6.18 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of each Purchaser Party’s and the Company’s directors and officers, Pubco shall maintain, for a period of six (6) years after the Effective Time insurance for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable to the insured in the aggregate than, as applicable, the Purchaser’s or the Company’s existing policy prior to the Effective Time. Pubco and the Surviving Corporations shall timely pay or caused to be paid all premiums with respect to the D&O Insurance. In lieu of the foregoing, the Company may cause Pubco to purchase and maintain in effect a six-year “tail” insurance policy for events occurring prior to the Effective Time.

6.19. Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption, shall first be used to pay (i) the Company’s and the Purchaser’s accrued Expenses, (ii) the Purchaser’s deferred Expenses of the IPO, (iii) the Polar Loan, (iv) any loans owed by the Purchaser to the Sponsor or the Original Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses, and (v) any other Liabilities of the Purchaser as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporations.

6.20. Pubco Incentive Equity Plan. Pubco shall approve and adopt the Incentive Plan, in the manner prescribed under applicable Laws, initially reserving a number of Pubco Common Stock for grant thereunder a number of shares equal to equal to fifteen percent (15%) of the total number of shares of Pubco Common Stock issued and outstanding immediately after the Closing (after giving effect to the Closing Redemption). Pubco shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Pubco Common Stock issuable pursuant to the Incentive Plan. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) first becomes available to Pubco, and Pubco shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Incentive Plan remain outstanding.

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6.21. Employment Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause the persons set forth on Schedule 6.21 to enter into employment agreements (the “Employment Agreements”), in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Purchaser, between each such individual and Pubco.

6.22. Transaction Financing.

(a) During the Interim Period, the Company, Purchaser and Pubco shall use their commercially reasonable efforts to enter into financing agreements (“Financing Agreements”) for one or more Transaction Financings for an aggregate in gross proceeds sufficient to meet the Minimum Cash Condition on such terms and structuring, and using such strategy, placement agents and approach, as Purchaser and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed).

(b) The Purchaser, the Company and Pubco shall, and shall cause their respective Representatives to, reasonably cooperate with the others in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser). Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company and the Purchaser (each of which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, Pubco or the Purchaser, during the Interim Period, the Purchaser, the Company and Pubco shall not (i) reduce the committed investment amount to be received by the Purchaser, Pubco or the Company under any Financing Agreement or reduce or impair the rights of the Purchaser, the Company or Pubco under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). the Purchaser, Pubco and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

6.23. Insider Letter Amendment Joinders. As promptly as practicable after the date hereof, Purchaser shall use its commercially reasonable efforts to cause each of the other holders of Founder Shares, including the Original Sponsor (collectively with the Sponsor, the “SPAC Insiders”), and the other Insider Letter Joinder Holders to sign a joinder to become bound to the Insider Letter Amendment as “Insiders” thereunder.

6.24. Polar Subscription Agreement. Notwithstanding anything to the contrary contained herein, (i) immediately prior to the Closing, Purchaser shall issue to Polar the number of Purchaser Class A Ordinary Shares required to be issued by the Purchaser at the Closing under Section 1.2 of the Polar Subscription Agreement (together with the shares of Pubco Common Stock to be received in exchange for such shares in the Merger, the “Polar Shares”), which Purchaser Class A Ordinary Shares, for the avoidance of doubt, will not be entitled to participate in the Closing Redemption ((or any redemption in connection with an Extension), and (ii) at the Closing, Purchaser and Pubco will pay to Polar the amounts required pursuant to Section 1.3 of the Polar Subscription Agreement (the “Polar Loan”). Purchaser, Pubco and the Company will use their commercially reasonable efforts to cause such Polar Shares, to the extent feasible and in compliance with all applicable Laws, to be registered pursuant to the Registration Statement (and to the extent that they are not so registered, Pubco will file a registration statement with the SEC after the Closing with respect to the Polar Shares and cause such registration statement to become effective in accordance with the requirements of Section 1.2 of the Polar Subscription Agreement).

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ARTICLE VII
CLOSING CONDITIONS

7.1. Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Shareholder Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b) Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained.

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.

(f) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.18.

(h) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(i) Minimum Cash. Upon the Closing, Purchaser and Pubco shall have an aggregate amount of (i) cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Closing Redemption), that (ii) when added to the aggregate cash proceeds of all Transaction Financing, whether received by Purchaser, Pubco or a Target Company, in each case, prior to giving effect to the payment of any Expenses of any Party (including the satisfaction of any Purchaser liability), after (iii) (a) payment of the aggregate outstanding and unpaid amounts owed by Purchaser as of the Closing in cash for Purchaser’s accrued Expenses, Extension Expenses and any other unpaid Indebtedness and cash liabilities in respect of costs and expenses incurred by Purchaser (including the Polar Loan and any loans owed to the Sponsor or the Original Sponsor that are repaid in cash) and (b) payment of up to $1,000,000 in outstanding and unpaid amounts owed by the Company as of the Closing in cash for the Company’s accrued Expenses, is at least to Five Million U.S. Dollars ($5,000,000) (the “Minimum Cash Condition”).

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(j) Amended Pubco Organizational Documents. Prior to the Closing, the Amended Pubco Organizational Documents shall be in full force and effect.

(k) Listing. Pubco’s initial listing application with either the NYSE American or Nasdaq, as mutually determined by the Company and the Purchaser reasonably and in good faith (the “Applicable Exchange”), in connection with the transactions contemplated by this Agreement shall have been approved and Pubco shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Pubco Common Stock to be issued pursuant to the Mergers shall have been approved for listing on the Applicable Exchange, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

7.2. Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser Parties set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each of the Sponsor Letter Agreement and the Insider Letter Amendment shall be in full force and effect in accordance with the terms thereof as of the Closing with respect to the parties thereto.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

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(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of each Purchaser Party’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the board of directors of each of the Purchaser, Pubco, Purchaser Merger Sub and Company Merger Sub authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers of Purchaser authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound. ..

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s, Pubco’s, Purchaser Merger Sub’s and Company Merger Sub’s jurisdiction of organization and from each other jurisdiction in which each of the Purchaser, Pubco, Purchaser Merger Sub and Company Merger Sub is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Employment Agreements. The Company shall have received the Employment Agreements, in form and substance reasonably acceptable to Purchaser and the Company, between each of the persons set forth on Schedule 6.21 and Pubco (or a Subsidiary thereof), each such Employment Agreement duly executed by such person.

(v) Registration Rights Agreements. The Company shall have received a copy of (i) the Seller Registration Rights Agreement, in substantially the form attached as Exhibit D hereto, duly executed by Pubco, and (ii) the Founder Registration Rights Agreement Amendment, in substantially the form attached as Exhibit E hereto, duly executed by Pubco, the Purchaser and the Sponsor.

7.13 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

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(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company Board authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Mergers and the other transactions contemplated hereby and thereby, and the adoption of the Company Surviving Corporation Organizational Documents and recommending the approval and adoption of the same by the Company Stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions

(iv) Employment Agreements. Purchaser shall have received the Employment Agreements, in form and substance reasonably acceptable to Purchaser and the Company, between each of the persons set forth on Schedule 6.21 and Pubco (or a Subsidiary thereof), each such Employment Agreement duly executed by such person.

(v) Termination of Certain Contracts. Purchaser shall have received evidence reasonably acceptable to Purchaser that the Contracts set forth on Schedule 7.3(d)(v) involving any of the Target Companies and/or Company Security Holders or other Related Persons shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

(vi) Termination of Company Convertible Securities. Purchaser shall have received evidence reasonably acceptable to Purchaser that any issued and outstanding Company Convertible Securities other than Company Options and Company Warrants have been either converted into Company Common Stock prior to the Effective Time or terminated, without any consideration, payment or Liability therefor.

(vii) Registration Rights Agreements. Purchaser shall have received a copy of (i) the Seller Registration Rights Agreement, in substantially the form attached as Exhibit D hereto, duly executed by the Insider Sellers and (ii) the Founder Registration Rights Agreement Amendment, in substantially the form attached as Exhibit E hereto, duly executed by the Sponsor and the other Holders under the Founders Registration Rights Agreement and the Purchaser NRA Holders.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

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ARTICLE VIII
TERMINATION AND EXPENSES

8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by June 30, 2026 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) six (6) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

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(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured and continuing;

(g) by written notice by the Company to the Purchaser, if there shall have been a Material Adverse Effect on the Purchaser following the date of this Agreement which is uncured and continuing;

(h) by written notice by either the Purchaser or the Company to the other, if the Purchaser Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;

(i) by written notice by either the Purchaser or the Company to the other, if the Required Company Stockholder Approval is not obtained in accordance with Section 6.13;

(j) by written notice by the Company to the Purchaser prior to obtaining the Required Purchaser Shareholder Approval if the board of directors of the Purchaser shall have made a Change in Recommendation and not rescinded such Change in Recommendation and reaffirmed the Purchaser Board Recommendation prior to such termination; or

(k) by written notice by the Purchaser to the Company, if the Company has not delivered to the Purchaser (i) the Interim Reviewed Financials on or before the Interim Reviewed Financials Delivery Date (provided, that such termination right may no longer be exercised by the Purchaser under this clause (i) after the Company has delivered to the Purchaser the Interim Reviewed Financials) or (ii) 2025 PCAOB Audited Financials on or before the 2025 PCAOB Audited Financials Delivery Date (provided, that such termination right may no longer be exercised by the Purchaser under this clause (ii) after the Company has delivered to the Purchaser the 2025 PCAOB Audited Financials).

8.2. Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.15, 6.16, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

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8.3. Fees and Expenses. Subject to Sections 6.19, 9.1 and 10.14, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses. Notwithstanding the foregoing, costs of any filings under applicable Antitrust Laws, including fees and expenses relating to any pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and/or SEC filing fees in connection with the filing of the Registration Statement, any filing fees from the submission to the Applicable Exchange of a listing application for the shares of Pubco Common Stock and/or Pubco Public Warrants or regulatory filing fees required to be made in connection with the transactions contemplated hereby (collectively, the “Filing Fees”) will be split 50/50 between the Purchaser and the Company; provided, however, that if (a) this Agreement is validly terminated by the Company pursuant to Section 8.1(d), the Purchaser shall, subject to Section 9.1, pay for one hundred percent (100%) of the Filing Fees and promptly reimburse the Company for the amounts previously paid by the Company for the Filing Fees or (b) this Agreement is validly terminated by the Purchaser pursuant to Section 8.1(e), the Company shall pay for one hundred percent (100%) of the Filing Fees and promptly reimburse the Purchaser for the amounts previously paid by the Purchaser for the Filing Fees; provided, further, that if this Agreement is terminated for any other reason, neither the Company nor the Purchaser shall have any obligation to the other such Party with respect to such Filing Fees. Each Party agrees that any amounts due pursuant to this Section 8.3 shall be payable within thirty (30) days after the termination of this Agreement. For the avoidance of doubt, the payment of such Filing Fees shall be in addition to any other right or remedy to which a Party may be entitled under this Agreement, at law or in equity.

ARTICLE IX
WAIVERS AND RELEASES

9.1. Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, which has since been extended to April 20, 2026 by amendment to Purchaser’s Organizational Documents and is subject to further extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding, and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any of its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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ARTICLE X
MISCELLANEOUS

10.1. Non-Survival of Representations and Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time.

10.2. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to any Purchaser Party at or prior to the Closing, to: Compass Digital Acquisition Corp. 195 US HWY 50, Suite 207 Zephr Cove, NV 89448 Attn: [***] Telephone No.: [***] Email: [***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Matthew A. Gray, Esq., Stuart Neuhauser, Esq.
Telephone No.: [***]
Email: [***]

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If to the Company, to: Key Mining Corp. Attn: [***] 701 Brickell Ave., Suite 1550 Miami, Florida 33131 Telephone No.: [***] E-Mail: [***]

with a copy (which will not constitute notice) to:

Key Mining Corp.
Attn: [***]
701 Brickell Ave., Suite 1550
Miami, Florida 33131
Telephone No.: [***]
E-Mail: [***]

and

Troutman Pepper Locke LLP
875 Third Avenue
New York, New York 10022
Attn: Joseph Walsh, Esq.
Telephone No.: [***]
Email: [***]

If to Pubco or any Purchaser Party after the Closing, to: Key Mining Holdings Corp. Attn: [***] 701 Brickell Ave., Suite 1550 Miami, Florida 33131 Telephone No.: [***] E-Mail: [***]

with a copy (which will not constitute notice) to:

Key Mining Holdings Corp.
Attn: [***]
701 Brickell Ave., Suite 1550
Miami, Florida 33131
Telephone No.: [***]
E-Mail: [***]

and

Troutman Pepper Locke LLP
875 Third Avenue
New York, New York 10022
Attn: Joseph Walsh, Esq.
Telephone No.: [***]
Email: [***]

10.3. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Sponsor), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

104. Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.18 and the rights of the Sponsor expressly set forth in this Agreement, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

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10.5 Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Companies Act shall apply to the Domestication and any claims related to internal affairs of the Purchaser prior to the Domestication). All Actions arising out of or relating to this Agreement or under any Ancillary Document shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the State of Delaware) or in any appellate courts thereof (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Courts for the purpose of any Action arising out of or relating to this Agreement or any Ancillary Document brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement, such Ancillary Document or the transactions contemplated hereby or thereby may not be enforced in or by any Specified Courts. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement or the Ancillary Documents, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7. Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will substitute for any invalid, illegal, or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal, and enforceable, the intent and purpose of such invalid, illegal, or unenforceable provision.

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10.9. Amendment. This Agreement may be amended, supplemented or modified only by a duly authorized agreement in writing executed by Pubco, the Purchaser, the Company and, after the Closing, the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.9 shall be null and void, ab initio.

10.10. Waiver. The Company, on behalf of itself and its Affiliates, may (a) extend the time for the performance of any of the obligations or other acts of the Purchaser, Pubco or the Merger Subs set forth herein, (b) waive any inaccuracies in the representations and warranties of the Purchaser, Pubco or the Merger Subs set forth herein or (c) waive compliance by the Purchaser, Pubco or the Merger Subs with any of the agreements or conditions set forth herein. The Purchaser, on behalf of itself and its Affiliates may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after Closing shall also require the prior written consent of the Sponsor.

10.11. Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.12. Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

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10.13. Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.14. Legal Representation. The Parties agree that, notwithstanding the fact that EGS, Philippi, Prietocarrizosa Ferrero DU & Uría and Maples and Calder (Cayman) LLP (collectively, the “Purchaser Law Firms”) may have, prior to Closing, jointly represented the Purchaser, Pubco, the Merger Subs and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, each of the Purchaser Law Firms will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, the Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with any of the Purchaser Law Firm’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Purchaser, and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by any of the Purchaser Law Firms of the Purchaser, Pubco, the Merger Subs, the Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of the Purchaser Law Firms with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco or the Surviving Corporations; provided, that nothing contained herein shall be deemed to be a waiver by Pubco, the Purchaser or any of their respective Affiliates (including, after the Effective Time, the Target Companies, and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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ARTICLE XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom equity, stock option, restricted stock unit, equity purchase or other equity-based compensation plan, employment or consulting, change in control, severance or termination pay, holiday, vacation or other bonus plan, hospitalization or other medical, life, disability, dental, vision, welfare or other insurance, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA (whether or not subject to ERISA), that is maintained or contributed to or required to be contributed to by such Person for the benefit of any current or former employees, managers, directors, officers, consultants, independent contractors, or other service providers of such Person or any of their spouses, dependents or beneficiaries, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

“Chilean Mining Concessions” means all Chilean mining exploration or exploitation concessions, whether granted or under granting procedure, owned or entitled to by a Target Company, including the Chilean Target Concessions.

“Chilean Target Concessions” means all Chilean mining exploration or exploitation concessions, whether granted or under granting procedure, owned by a Target Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

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“Company Charter” means the certificate of incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Options, Company Warrants and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Option” means an option to purchase Company Common Stock.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Securities” means, collectively, the Company Stock, the Company Options, and any other Company Convertible Securities.

“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Company Warrant” means warrants to purchase Company Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Desalination Plans” means the engineering and design plans and other technical documentation for the water desalination project that were submitted to, and formed part of, the applications and supporting materials for the RCA/EIS environmental permits by the applicable Governmental Authorities in respect of the water desalination project, including all amendments, supplements and updates thereto.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation, reclamation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Clean Water Act, 33 USC. Section 1251 et. seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., the Occupational Safety and Health Act, 29 USC. Section 651 et. seq., the Mine Safety and Health Act, the Superfund Amendments and Reauthorization Act of 1986, Pub. L. 99-499, 100 Stat. 1613, the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990, the Endangered Species Act, 16 USC. Section 1531 et. seq., the National Historic Preservation Act, 16 USC. Section 461 et. seq., and all analogous foreign, state or local Laws, or (d) any Law applicable to the Target Company concerning the protection or management of the environment or human health as it relates to any Hazardous Materials or to any environment or social matter pursuant to applicable Law, including any Law aimed at reclamation or restoration of the Mining Rights; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; protection or relocation of local inhabitants and indigenous people, flora, fauna, archaeological sites, national monuments and protected areas; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of Hazardous Materials; releases or threatened releases Hazardous Materials as wastes into the environment, including ambient air, surface water and groundwater; and all other applicable Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of Hazardous Materials, closure plan regulations and any applicable Law establishing criminal liability for unlawful environmental actions, each as amended.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, natural resource damages, or a Release or threatened Release of Hazardous Materials.

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“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture, equity interest, voting security or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, preemptive or other right or security (including debt securities) or obligation to issue any shares, voting securities or other securities, convertible, exchangeable or exercisable therefor.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 14, 2021, as amended, by and among the Sponsor, the Original Sponsor and the other “Holders” named therein.

“Founder Shares” means an aggregate of 4,710,122 Purchaser Ordinary Shares, all of which were originally Purchaser Class B Ordinary Shares that were issued to the Original Sponsor prior to the IPO, of which, as of the date of this Agreement, 2,600,000 of such Purchaser Class B Ordinary Shares were converted into Purchaser Class A Ordinary Shares (but without a right to participate in Closing Redemptions or any redemption in connection with an Extension), and 2,699,699 Purchaser Ordinary Shares are currently owned by the Sponsor.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Fully-Diluted Company Shares” means the sum of (without duplication) of (i) the total number of issued and outstanding shares of Company Common Stock, but excluding any Company Securities described in Section 1.8(b), plus (ii) the total number of shares of Company Common Stock underlying all outstanding In-the-Money Company Options (treating such In-the-Money Company Options as fully vested and exercisable and as if the In-the-Money Company Options had been exercised in accordance with their terms (and assuming no cashless exercise) immediately prior to the Closing), plus (iii) the total number of shares of Company Common Stock underlying all outstanding In-the-Money Company Warrants (treating such In-the-Money Company Warrants as fully exercisable and as if the In-the-Money Company Warrants had been exercised in accordance with their terms (and assuming no cashless exercise) immediately prior to the Closing.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

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“In-the-Money Company Option” means a Company Option with an exercise price less than the Per Share Price.

“In-the-Money Company Warrant” means any Company Warrant (or portion thereof) that is outstanding as of immediately prior to the Effective Time in accordance with the terms of the applicable warrant agreement and has an exercise price that is less than the Per Share Price.

“Incidental Outbound License” means any (a) nondisclosure/confidentiality agreement (or other Contracts that include confidentiality provisions) entered into in the ordinary course of business whereby a Target Company provides another Person no more than a limited, non-exclusive right to access or use Trade Secrets; (b) sales, marketing, reseller, distributor or similar Contract that provides another Person limited, non-exclusive license to use any Intellectual Property to promote or provide any Target Company product or service to others; (c) Contract that authorizes another Person on a non-exclusive basis to identify a Target Company as a customer, vendor, supplier or partner of such Person; and (d) Contract with a vendor, employee, contractor or another Person granting such Person the non-exclusive right to use any Intellectual Property to provide products or services to the Target Companies.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter agreement, dated as of October 14, 2021, as amended on August 31, 2023 and as it may further be amended, by and among the Purchaser, the Sponsor, the Original Sponsor and the other “Insiders” named therein.

“Insider Letter Joinder Holders” means the SPAC Insiders other than the Sponsor, the Original Sponsor, the Purchaser NRA Holders and Polar with respect to the Polar Shares.

“Insider Seller” means any Seller that is reasonably expected to be an executive officer, director or Affiliate of Pubco immediately after the Closing.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

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“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of October 14, 2021, and filed with the SEC on October 18, 2021 (File No. 333-259502).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Claims” means the unpatented mining claims in Sanders County, Montana, in which a Target Company has a leasehold interest, those claims and that lease being more particularly described in Schedule 5.21.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), and (vi), with respect to the Purchaser, the consummation and effects of the Closing Redemption (or any redemption in connection with an Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Closing Redemption (or any redemption in connection with an Extension, if any) or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

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“Mining Rights” means all interests and rights in mining claims, concessions, exploration, reconnaissance, exploitation, or extraction rights, or other mineral rights in any real property, including the Unpatented Claims and the Chilean Target Concessions, owned by the Target Company or that are held by way of approvals, leases or otherwise.

“Nasdaq” means the Nasdaq Stock Market LLC and includes either the Nasdaq Global Market or the Nasdaq Capital Market, as applicable to the relevant listing.

“NYSE American” means the NYSE American LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award, or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Original Sponsor” means Compass Digital SPAC LLC, a Delaware limited liability company.

“Owned Claims” means the unpatented mining claims owned by a Target Company in Mohave County, Arizona, and in Tooele County, Utah, as more particularly described on Schedule 5.21(a).

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means an amount equal to (i) the sum of (A) the Merger Consideration, plus (B) the aggregate amount of the exercise prices for all shares of Company Common Stock under In-the-Money Company Options in accordance with their terms (and assuming no cashless exercise) that are outstanding as of immediately prior to the Effective Time (whether or not vested or then exercisable), plus (C) the aggregate amount of the exercise prices for all shares of Company Common Stock under In-the-Money Company Warrants in accordance with their terms (and assuming no cashless exercise) that are outstanding as of immediately prior to the Effective Time (whether or not then exercisable), divided by (ii) the number of Fully-Diluted Company Shares outstanding as of immediately prior to the Effective Time.

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“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, exempted company, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Polar” means Polar Multi-Strategy Master Fund.

“Polar Subscription Agreement” means the Subscription Agreement, dated as of September 6, 2023, as amended, by and among Polar, Purchaser and Sponsor.

“Pro Rata Share” means with respect to each Seller, a fraction expressed a percentage equal to (i) the number of shares of Company Common Stock held by such Seller as of immediately prior to the Closing, divided by (ii) the total number of shares of Company Common Stock issued and outstanding as immediately prior to the Closing.

“Pubco Common Stock” means the shares of common stock, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.

“Pubco Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

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“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser NRA Holders” means holders of Purchaser Class B Ordinary Shares who received such Class B Ordinary Shares from the Original Sponsor pursuant to Non-Closing Redemption Agreement and Assignment of Economic Interests prior to the date of this Agreement.

“Purchaser Ordinary Shares” means Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares.

“Purchaser Preference Shares” means preference shares, par value $0.0001 per share, of Purchaser.

“Purchaser Private Warrants” means one (1) whole warrant that was issued to the Sponsor in a private placement that closed simultaneously with the IPO, with each whole warrant entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Ordinary Share and one-third Purchaser Public Warrant.

“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Preference Shares and the Purchaser Warrants, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

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“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Company Stockholder Approval” means the requisite approval by affirmative vote of the Company Stockholders at a duly called and held meeting of the Company Stockholders or by written consent of the Company Stockholders to authorize, approve, adopt and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Company Merger.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means HCG Opportunity, LLC, a Delaware limited liability company.

“Sponsor Note” means that certain Promissory Note, dared November 21, 2024, issued by the Purchaser to the Sponsor for an aggregate principal amount up to $2,500,000.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares or stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surface Rights” means all interests in and rights to use surface estates and rights, subsurface estates and rights, minerals (including, without limitation, intact and severed rock, stone, minerals, ores, metals, chemicals, coal (including coal waste), oil, gas (including coalbed methane), sand, gravel, clay, shale, soil, overburden, spoil, fill and borrow material and products containing any of the foregoing), mineral rights, mining rights (including, without limitation, rights to conduct prospecting, drilling, fracturing, blasting, mining by any method whatsoever, whether now known or hereafter developed, including the right to destroy the surface, quarrying, excavating, stockpiling, transporting, conveying, crushing, washing, screening, processing, manufacturing, testing, grading, storing, loading, weighing and sale of minerals as hereinabove defined, and all activities related thereto), access and transportation rights, utility and similar service rights, subjacent and lateral support rights (including, without limitation, the right to deprive others of subjacent and lateral support), storage rights, discharge and disposal rights, water rights, reclamation and restoration rights, licenses and permits, pooling and unitization orders, and similar rights, owned, held or used by way of approval, lease, contract, license, permit or otherwise.

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“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements, or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Financing” means a capital raising transaction in connection with the transactions contemplated by this Agreement structured as one or a combination of common equity, preferred equity, convertible equity or debt, non-redemption or backstop arrangements with respect to the Trust Account, a committed equity facility, debt facility, and/or other sources of cash or cash equivalents, in each case, whether such investment is into Purchaser, the Company or Pubco.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 14, 2021, as it may be amended, by and between the Purchaser and Continental, in its capacity as trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“Unpatented Claims” means, collectively, the Leased Claims and the Owned Claims.

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11.2. Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
2025 PCAOB Audited Financials	6.4(b)
2025 PCAOB Audited Financials Delivery Date	6.4(b)
Acquisition Proposal	6.6(a)
Agreement	Preamble
Alternative Transaction	6.6(a)
Amended Pubco Organizational Documents	1.7
Antitrust Laws	6.9(b)
Applicable Exchange	7.1(k)
Assumed Option	1.10(c)
Assumed Option Agreement	1.12(j)
Assumed Warrant	1.10(d)
Authorization Notice	1.9(j)
Balance Sheet Date	5.7(a)
Business Combination	9.1
Change in Recommendation	6.13(e)
Closing	2.1
Closing Date	2.1
Closing Filing	6.15(b)
Closing Press Release	6.15(b)
Closing Redemption	6.13(a)
Companies Act	Recitals
Company	Preamble
Company Certificate of Merger	1.3
Company Certificates	1.12(c)
Company Directors	6.17(a)
Company Disclosure Schedules	Article V
Company Dissenting Shares	1.17
Company Dissenting Stockholder	1.17
Company Financials	5.7(a)
Company IP	5.13(e)
Company IP Licenses	5.13(a)
Company Material Contract	5.12(a)
Company Merger	Recitals
Company Merger Sub	Preamble
Company Permits	5.10
Company Real Property Leases	5.15(a)
Company Registered IP	5.13(a)
Company Surviving Corporation	1.2
Conversion Ratio	1.10(a)
D&O Indemnified Persons	6.18(a)
D&O Insurance	6.18(b)
Desalination Facilities	5.21(h)
DGCL	Recitals
Domestication	Recitals
Effective Time	1.3
EGS	6.10(c)
Employment Agreements	6.21
Enforceability Exceptions	3.2
Environmental Permits	5.20(a)
Exchange Agent	1.12(a)
Exchange Fund	1.12(b)
Expenses	8.3
Extension	6.3(a)
Extension Expenses	6.3(b)(iv)
Federal Securities Laws	6.7
Filing Fees	8.3
Financing Agreements	6.22(a)
Founder Registration Rights Agreement Amendment	Recitals
Incentive Plan	6.13(a)
Insider Letter Amendment	Recitals
Insurance Policies	5.23
Intended Tax Treatment	Recitals
Interim Period	6.1(a)

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Interim Reviewed Financials	6.4(a)
Interim Reviewed Financials Delivery Date	6.4(a)
Leased Real Property	5.15(a)
Letter of Transmittal	1.12(c)
Lost Certificate Affidavit	1.12(f)
Merger Consideration	1.8
Merger Subs	Preamble
Mergers	Recitals
Minimum Cash Conditions	7.1(i)
OFAC	3.18(c)
Off-the Shelf Software	5.13(a)
Outside Date	8.1(b)
Party(ies)	Preamble
Polar Loan	6.24
Polar Shares	6.24
Post-Closing Pubco Board	6.17(a)
Proxy Statement	6.13(a)
Pubco	Preamble
Public Certifications	3.6(a)
Public Shareholders	9.1
Purchaser	Preamble
Purchaser Board Recommendation	6.13(e)
Purchaser Director	6.17(a)
Purchaser Disclosure Schedules	Article III
Purchaser Dissenting Shareholders	1.9(j)
Purchaser Dissenting Shares	1.9(j)
Purchaser Financials	3.6(b)
Purchaser Law Firms	10.14
Purchaser Material Contract	3.13(a)
Purchaser Merger	Recitals
Purchaser Merger Sub	Preamble
Purchaser Parties	Preamble
Purchaser Plan of Merger	1.3
Purchaser Shareholder Approval Matters	6.13(a)
Purchaser Shareholder Meeting	6.13(a)
Purchaser Surviving Corporation	1.1
Recommendation Change Notice	6.13(e)
Registration Statement	6.13(a)
Related Person	5.22
Released Claims	9.1
Required Purchaser Shareholder Approval	7.1(a)
SEC Reports	3.6(a)
Seller Merger Consideration	1.8
Seller Registration Rights Agreement	Recitals
Sellers	1.8
Signing Filing	6.15(b)
Signing Press Release	6.15(b)
SPAC Insiders	6.23
Specified Courts	10.5
Sponsor	Recitals
Sponsor Letter Agreement	Recitals
Surviving Corporations	1.2
Voting Agreements	Recitals
Written Objection	1.9(j)

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

COMPASS DIGITAL ACQUISITION CORP.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chief Executive Officer

Pubco

TITAN HOLDINGS CORP.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	President and Chief Executive Officer

Purchaser Merger Sub:

TITAN SPAC MERGER SUB CORP.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Director

Company Merger Sub

TITAN MERGER SUB INC.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	President, Treasurer and Secretary

The Company:

KEY MINING CORP.

By:	/s/ Cesar Lopez Alarcon
Name:	Cesar Lopez Alarcon
Title:	Chief Executive Officer

{Signature Page to Agreement and Plan of Merger}